As filed with the Securities and Exchange Commission on November 17, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLOVER HEALTH INVESTMENTS, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6324	98-1515192
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vivek Garipalli
Chief Executive Officer
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
Telephone: (201) 432-2133
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen Thau, Esq. William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Tel: (415) 773-5700	Gia Lee, Esq. General Counsel and Secretary Clover Health Investments, Corp. 3401 Mallory Lane, Suite 210 Franklin, Tennessee 37067 (201) 432-2133	Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-261078)
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	$56,809,995	$5,266
(1)The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $288,190,000 on a Registration Statement on Form S-1, as amended (File No. 333-261078), which was declared effective by the Securities and Exchange Commission on November 17, 2021. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $56,809,995 is hereby registered, which includes the additional shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Clover Health Investments, Corp. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-261078) (the “Prior Registration Statement”), which the Registrant filed with the Commission on November 15, 2021, and which the Commission declared effective on November 17, 2021.
The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares of Class A common stock to be offered by the Registrant in the public offering by $56,809,995, which includes additional shares that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.
The required opinion and consents are listed on the Exhibit Index below and filed herewith.

Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.

Incorporated by reference
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date	Filed or furnished herewith
5.1	Opinion of Orrick Herrington & Sutcliffe LLP					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney	S-1	333-261078	24.1	11/15/21

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on November 17, 2021.

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Vivek Garipalli
Vivek Garipalli
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Garipalli	Chief Executive Officer and Director	November 17, 2021
Vivek Garipalli	(Principal Executive Officer)

/s/ Mark C. Herbers	Interim Chief Financial Officer	November 17, 2021
Mark C. Herbers	(Principal Financial and Accounting Officer)

*	President, Chief Technology Officer and Director	November 17, 2021
Andrew Toy

*	Director	November 17, 2021
Chelsea Clinton

*	Director	November 17, 2021
Demetrios Kouzoukas

*	Director	November 17, 2021
William G. Robinson, Jr.

*	Director	November 17, 2021
Lee A. Shapiro

*	Director	November 17, 2021
Nathaniel S. Turner

*By:	/s/ Vivek Garipalli
Vivek Garipalli
Chief Executive Officer